Exhibit 99.1
Customers Bancorp, Inc. (NYSE:CUBI)
701 Reading Avenue
West Reading, PA 19611

Contact:
David W. Patti, Communications Director 610-451-9452
Customers Bancorp Reports Results for Second Quarter 2023
Second Quarter 2023 Highlights
•Q2 2023 net income available to common shareholders was $44.0 million, or $1.39 per diluted share; ROAA was 0.88% and ROCE was 13.22%.
•Q2 2023 core earnings* were $52.2 million, or $1.65 per diluted share; Core ROAA* was 1.03% and Core ROCE* was 15.67%.
•CET 1 capital ratio of 10.3%1 at June 30, 2023, compared to 9.6% at March 31, 2023.
Significant progress toward stated goal of 11.0% - 11.5% by year-end 2023.
•Q2 2023 net interest margin, tax equivalent (NIM) was 3.15%, an increase of 19 basis points over Q1 2023 NIM of 2.96%. Q1 2023 NIM (excluding PPP)* was 2.80%.
•Significant positive deposit mix shift in Q2 2023 as total deposits grew by $226.8 million, with an increase in non-interest bearing deposits of $1.0 billion, or 29%, over Q1 2023. The average cost of deposits decreased 21 basis points in Q2 2023 while the June 30, 2023 spot cost of deposits declined one basis point from March 31, 2023 despite an increase in market interest rates in Q2 2023.
•Total estimated insured deposits were 77%2 of total deposits at June 30, 2023, with immediately available liquidity covering uninsured deposits by approximately 222%.
•Q2 2023 adjusted pre-tax pre-provision net income* was $96.8 million; adjusted pre-tax pre-provision ROAA* was 1.79%; and adjusted pre-tax pre-provision ROCE* was 28.01%.
•Q2 2023 loans declined $1.2 billion or 7.6% over Q1 2023, with average loan yields up 13 basis points in Q2 2023, principally due to non-strategic loan sales.
•Q2 2023 provision for credit losses on loans and leases of $22.4 million was largely driven by the recognition of weaker macroeconomic forecasts.
•Non-performing assets were $28.4 million, or 0.13% of total assets, at June 30, 2023, down $3.9 million, or 12%, from March 31, 2023. Allowance for credit losses on loans and leases equaled 494% of non-performing loans at June 30, 2023, compared to 406% at March 31, 2023.
•Q2 2023 book value per share and tangible book value per share* both grew by $1.08, or 2.6%, with increased AOCI losses of $11.9 million over the same time period.

*Non-GAAP measure. Customers' reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included at the end of this document.

[1] Regulatory capital ratios as of June 30, 2023 are estimates.
[2] Uninsured deposits (estimate) of $4.7 billion to be reported on the Bank's call report, less state and municipal deposits of $459.4 million collateralized by our line of credit from FHLB and from our affiliates of $92.0 million.

CEO Commentary
West Reading, PA, July 27, 2023 - “We are very pleased with our second quarter results as we executed seamlessly on our strategic priorities and delivered one of our strongest quarters to date,” said Customers Bancorp Chairman and CEO Jay Sidhu. “While the industry continues to face significant headwinds from rising funding costs, negative deposit mix shifts and net interest margin compression, we successfully grew total deposits by $226.8 million in Q2 2023, even after the payoff of net brokered CDs of $660 million, with an increase in non-interest bearing deposits of $1 billion, or 29%. We expanded our net interest margin significantly over Q1 2023 despite holding even higher cash balances for prudent risk management purposes. Notably, our average cost of deposits decreased 21 basis points during the quarter as we replaced higher cost wholesale deposits with lower cost core deposits and continued to strengthen our deposit franchise. Our average loan yields increased 13 basis points as a result of the increase in interest rates and the floating rate nature of our loan portfolio. Following through on the commitments we made last quarter, we successfully exited certain non-strategic loan portfolios by selling $670 million in short-term syndicated capital call lines of credit and $556.7 million in consumer installment loans. This provided balance sheet capacity for the previously announced $631 million Venture Banking portfolio acquired from the FDIC at a 15% discount and afforded us a significant opportunity to further grow and strengthen our deposit franchise, improve our profitability, and increase our capital ratios," stated Jay Sidhu.
"Our Q2 2023 GAAP earnings were $44.0 million, or $1.39 per diluted share. Core earnings* were $52.2 million, or $1.65 per diluted share, well above consensus estimates. At June 30, 2023, our deposit base was well diversified, with approximately 77%2 of total deposits insured. We maintain a strong liquidity position, with $9.1 billion of liquidity immediately available, which covers approximately 222% of uninsured deposits and our loan to deposit ratio was about 77%. We continued to purposely moderate loan growth and took other strategic actions in the second quarter 2023 to further improve our capital ratios. At June 30, 2023, we had $3.2 billion of cash on hand, which we believe was prudent given persisting levels of uncertainty. Asset quality remains exceptional and credit reserves are extremely robust at 494% of total non-performing loans at the end of Q2 2023. The prudent risk management strategic actions that we have taken over the past several quarters have us well positioned from a capital, credit, liquidity, interest rate risk, and earnings perspective as we enter the second half of 2023. With persisting levels of uncertainty, we believe it is prudent to continue to moderate growth, or even shrink the balance sheet somewhat, and focus on further strengthening the balance sheet and improving capital ratios. We remain committed to improving our CET 1 ratio to 11.0% - 11.5% by year-end 2023 and are extremely proud of the progress that we made in just one quarter. We are confident in our ability to manage our credit, interest rate, and liquidity risks, and superbly service our clients in all operating environments. We are incredibly optimistic about our future,” Jay Sidhu continued.

*Non-GAAP measure. Customers' reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included at the end of this document.

[1] Regulatory capital ratios as of June 30, 2023 are estimates.
[2] Uninsured deposits (estimate) of $4.7 billion to be reported on the Bank's call report, less state and municipal deposits of $459.4 million collateralized by our line of credit from FHLB and from our affiliates of $92.0 million.

Financial Highlights

(Dollars in thousands, except per share data)	At or Three Months Ended		Increase (Decrease)
	June 30, 2023	March 31, 2023
Profitability Metrics:
Net income available for common shareholders	$44,007	$50,265	$(6,258)	(12.5)%
Diluted earnings per share	$1.39	$1.55	$(0.16)	(10.3)%
Core earnings*	$52,163	$51,143	$1,020	2.0%
Core earnings per share*	$1.65	$1.58	$0.07	4.4%
Core earnings, excluding PPP*	$54,231	$41,537	$12,694	30.6%
Core earnings per share, excluding PPP*	$1.72	$1.28	$0.44	34.4%
Return on average assets ("ROAA")	0.88%	1.03%	(0.15)
Core ROAA*	1.03%	1.05%	(0.02)
Core ROAA, excluding PPP*	1.07%	0.87%	0.20
Return on average common equity ("ROCE")	13.22%	16.00%	(2.78)
Core ROCE*	15.67%	16.28%	(0.61)
Adjusted pre-tax pre-provision net income*	$96,833	$89,282	$7,551	8.5%
Adjusted pre-tax pre-provision net income ROAA, excluding PPP*	1.83%	1.53%	0.30
Net interest margin, tax equivalent	3.15%	2.96%	0.19
Net interest margin, tax equivalent, excluding PPP*	3.20%	2.80%	0.40
Loan yield	6.83%	6.70%	0.13
Loan yield, excluding PPP*	6.89%	6.46%	0.43
Cost of deposits	3.11%	3.32%	(0.21)
Efficiency ratio	49.25%	47.71%	1.54
Core efficiency ratio*	47.84%	47.09%	0.75
Balance Sheet Trends:
Total assets	$22,028,565	$21,751,614	$276,951	1.3%
Total loans and leases	$13,910,907	$15,063,034	$(1,152,127)	(7.6)%
Total loans and leases, excluding PPP*	$13,722,144	$14,816,776	$(1,094,632)	(7.4)%
Non-interest bearing demand deposits	$4,490,198	$3,487,517	$1,002,681	28.8%
Total deposits	$17,950,431	$17,723,617	$226,814	1.3%
Capital Metrics:
Common Equity	$1,318,858	$1,283,226	$35,632	2.8%
Tangible Common Equity*	$1,315,229	$1,279,597	$35,632	2.8%
Common Equity to Total Assets	6.0%	5.9%	0.1
Tangible Common Equity to Tangible Assets*	6.0%	5.9%	0.1
Tangible Common Equity to Tangible Assets, excluding PPP*	6.0%	6.0%	0.0
Book Value per common share	$42.16	$41.08	$1.08	2.6%
Tangible Book Value per common share*	$42.04	$40.96	$1.08	2.6%
Common equity Tier 1 capital ratio (1)	10.3%	9.6%	0.7
Total risk based capital ratio (1)	13.1%	12.3%	0.8

(1) Regulatory capital ratios as of June 30, 2023 are estimates.
*Non-GAAP measure. Customers' reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included at the end of this document.

Financial Highlights

(Dollars in thousands, except per share data)	At or Three Months Ended		Increase (Decrease)		Six Months Ended		Increase (Decrease)
	June 30, 2023	June 30, 2022			June 30, 2023	June 30, 2022
Profitability Metrics:
Net income available for common shareholders	$44,007	$56,519	$(12,512)	(22.1)%	$94,272	$131,415	$(37,143)	(28.3)%
Diluted earnings per share	$1.39	$1.68	$(0.29)	(17.3)%	$2.95	$3.87	$(0.92)	(23.8)%
Core earnings*	$52,163	$59,367	$(7,204)	(12.1)%	$103,306	$134,777	$(31,471)	(23.4)%
Core earnings per share*	$1.65	$1.77	$(0.12)	(6.8)%	$3.22	$3.97	$(0.75)	(18.9)%
Core earnings, excluding PPP*	$54,231	$46,301	$7,930	17.1%	$95,768	$96,998	$(1,230)	(1.3)%
Core earnings per share, excluding PPP*	$1.72	$1.38	$0.34	24.6%	$2.99	$2.86	$0.13	4.5%
Return on average assets ("ROAA")	0.88%	1.17%	(0.29)		0.96%	1.39%	(0.43)
Core ROAA*	1.03%	1.23%	(0.20)		1.04%	1.43%	(0.39)
Core ROAA, excluding PPP*	1.07%	1.04%	0.03		0.97%	1.04%	(0.07)
Return on average common equity ("ROCE")	13.22%	18.21%	(4.99)		14.57%	21.23%	(6.66)
Core ROCE*	15.67%	19.13%	(3.46)		15.97%	21.77%	(5.80)
Adjusted pre-tax pre-provision net income*	$96,833	$105,692	$(8,859)	(8.4)%	$186,115	$218,341	$(32,226)	(14.8)%
Adjusted pre-tax pre-provision net income ROAA, excluding PPP*	1.83%	1.85%	(0.02)		1.69%	1.86%	(0.17)
Net interest margin, tax equivalent	3.15%	3.39%	(0.24)		3.06%	3.49%	(0.43)
Net interest margin, tax equivalent, excluding PPP*	3.20%	3.32%	(0.12)		3.01%	3.32%	(0.31)
Loan yield	6.83%	4.54%	2.29		6.77%	4.60%	2.17
Loan yield, excluding PPP*	6.89%	4.56%	2.33		6.67%	4.50%	2.17
Cost of deposits	3.11%	0.54%	2.57		3.22%	0.44%	2.78
Efficiency ratio	49.25%	42.14%	7.11		48.51%	40.76%	7.75
Core efficiency ratio*	47.84%	41.74%	6.10		47.49%	40.59%	6.90
Balance Sheet Trends:
Total assets	$22,028,565	$20,251,996	$1,776,569	8.8%
Total loans and leases	$13,910,907	$15,664,353	$(1,753,446)	(11.2)%
Total loans and leases, excluding PPP*	$13,722,144	$14,094,193	$(372,049)	(2.6)%
Non-interest bearing demand deposits	$4,490,198	$4,683,030	$(192,832)	(4.1)%
Total deposits	$17,950,431	$16,944,719	$1,005,712	5.9%
Capital Metrics:
Common Equity	$1,318,858	$1,215,596	$103,262	8.5%
Tangible Common Equity*	$1,315,229	$1,211,967	$103,262	8.5%
Common Equity to Total Assets	6.0%	6.0%	0.0
Tangible Common Equity to Tangible Assets*	6.0%	6.0%	0.0
Tangible Common Equity to Tangible Assets, excluding PPP*	6.0%	6.5%	(0.5)
Book Value per common share	$42.16	$37.46	$4.70	12.5%
Tangible Book Value per common share*	$42.04	$37.35	$4.69	12.6%
Common equity Tier 1 capital ratio (1)	10.3%	9.7%	0.6
Total risk based capital ratio (1)	13.1%	12.6%	0.5

(1) Regulatory capital ratios as of June 30, 2023 are estimates.
*Non-GAAP measure. Customers' reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included at the end of this document.

Key Balance Sheet Trends
Loans and Leases
The following table presents the composition of total loans and leases as of the dates indicated:

(Dollars in thousands)	June 30, 2023	% of Total	March 31, 2023	% of Total	June 30, 2022	% of Total
Loans and Leases Held for Investment
Commercial:
Commercial & industrial:
Specialty lending	$5,534,832	40.0%	$5,519,176	37.7%	$4,599,640	29.4%
Other commercial & industrial	1,052,145	7.6	1,168,161	8.0	1,037,444	6.7
Multifamily	2,151,734	15.6	2,195,211	15.0	2,008,784	12.8
Loans to mortgage companies	1,108,598	8.0	1,374,894	9.4	1,975,189	12.6
Commercial real estate owner occupied	842,042	6.1	895,314	6.1	710,577	4.5
Loans receivable, PPP	188,763	1.4	246,258	1.7	1,570,160	10.0
Commercial real estate non-owner occupied	1,211,091	8.8	1,245,248	8.5	1,152,869	7.4
Construction	212,214	1.5	188,123	1.3	195,687	1.2
Total commercial loans and leases	12,301,419	89.0	12,832,385	87.7	13,250,350	84.6
Consumer:
Residential	487,199	3.5	494,815	3.4	457,768	3.0
Manufactured housing	41,664	0.3	43,272	0.3	48,570	0.3
Installment:
Personal	752,470	5.4	849,420	5.8	1,613,628	10.3
Other	250,047	1.8	419,085	2.8	287,442	1.8
Total installment loans	1,002,517	7.2	1,268,505	8.6	1,901,070	12.1
Total consumer loans	1,531,380	11.0	1,806,592	12.3	2,407,408	15.4
Total loans and leases held for investment	$13,832,799	100.0%	$14,638,977	100.0%	$15,657,758	100.0%

Loans Held for Sale
Commercial:
Multifamily	$—	—%	$4,051	1.0%	$4,136	62.7%
Commercial real estate non-owner occupied	—	—	16,000	3.7	—	—
Total commercial loans and leases	—	—	20,051	4.7	4,136	62.7
Consumer:
Residential	1,234	1.6	821	0.2	2,459	37.3
Installment:
Personal	76,874	98.4	307,336	72.5	—	—
Other	—	—	95,849	22.6	—	—
Total installment loans	76,874	98.4	403,185	95.1	—	—
Total consumer loans	78,108	100.0	404,006	95.3	2,459	37.3
Total loans held for sale	$78,108	100.0%	$424,057	100.0%	$6,595	100.0%

Total loans and leases portfolio	$13,910,907		$15,063,034		$15,664,353

Loans and Leases Held for Investment
Loans and leases held for investment were $13.8 billion at June 30, 2023, down $806.2 million, or 5.5%, from March 31, 2023, consistent with our stated goal of purposely moderating loan growth and exiting non-strategic relationships. Loans held for investment decreased in every category, except for relatively small increases in construction loans and specialty lending activities within commercial and industrial ("C&I") loans quarter-over-quarter.
On June 15, 2023, Customers acquired $631.0 million of a Venture Banking loan portfolio at a discount from the FDIC. Customers has also recruited team members that originated these loans to service the venture-backed growth industry from seed-stage through late-stage. The newly recruited team gives clients access to the capital to grow from innovation to maturity and leverage a customized, best-in-class tech platform to support their growth. The team has long-standing relationships with these clients offering them premier end-to-end financial services meeting their needs. The addition of these team members creates venture banking client coverage in Austin, the Bay Area, Boston, Southern California, Chicago, Denver, Raleigh/Durham, and Washington, D.C. The technology and life sciences portfolio has been combined with Customers’ existing technology and venture capital banking vertical. The portfolio of capital call loans to venture capital firms has been combined with Customers' existing direct capital call lines vertical within fund finance. This acquisition was accomplished from exiting and selling all non strategic short-term syndicated capital call lines of credit and payoffs and sales of other loans, and contributed to the moderate growth in specialty lending verticals of $15.7 million, or 0.3% quarter-over-quarter. Other C&I loans decreased $116.0 million, or 9.9% quarter-over-quarter, to $1.1 billion. Loans to mortgage companies decreased $266.3 million, or 19.4% quarter-over-quarter due to lower mortgage activity. Consumer installment loans held for investment decreased $266.0 million, or 21.0% quarter-over-quarter, to $1.0 billion as we continue to execute on our held-for-sale strategy and de-risk the held-for-investment loan portfolio in 2023.
Loans and leases held for investment of $13.8 billion at June 30, 2023 was down $1.8 billion, or 11.7%, year-over-year, largely driven by reduced balances in PPP loans of $1.4 billion, consumer installment loans of $898.6 million, and loans to mortgage companies of $866.6 million, offset in part by net growth in the lower risk variable rate specialty lending verticals of $935.2 million.
Loans Held for Sale
Loans held for sale decreased $345.9 million quarter-over-quarter, and were only $78.1 million at June 30, 2023 as we continue to build out our held-for-sale strategy in 2023. On June 30, 2023, Customers sold consumer installment loans that were classified as held for sale with a carrying value of $556.7 million, inclusive of $154.0 million of other installment loans transferred from held for investment to held for sale during Q2 2023, accrued interest and unamortized deferred loan origination costs. As part of these sales, Customers recognized a net loss on sale of $1.0 million, which is presented within "Gain (loss) on sale of SBA and other loans" in the consolidated statement of income.

Allowance for Credit Losses on Loans and Leases

The following table presents the allowance for credit losses on loans and leases as of the dates and for the periods presented:

	At or Three Months Ended		Increase (Decrease)	At or Three Months Ended		Increase (Decrease)
(Dollars in thousands)	June 30, 2023	March 31, 2023		June 30, 2023	June 30, 2022
Allowance for credit losses on loans and leases	$139,656	$130,281	$9,375	$139,656	$156,530	$(16,874)
Provision for credit losses on loans and leases	$22,363	$18,008	$4,355	$22,363	$24,164	$(1,801)
Net charge-offs from loans held for investment	$15,564	$18,651	$(3,087)	$15,564	$13,481	$2,083
Annualized net charge-offs to average loans and leases	0.42%	0.49%		0.42%	0.36%
Coverage of credit loss reserves for loans and leases held for investment	1.09%	0.97%		1.09%	1.14%
Coverage of credit loss reserves for loans and leases held for investment, excluding PPP*	1.11%	0.99%		1.11%	1.28%

*Non-GAAP measure. Customers' reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included at the end of this document.

The decrease in net charge-offs in Q2 2023 compared to Q1 2023 was primarily due to a charge-off of a non-owner occupied commercial real estate loan in Q1 2023 and a decrease in consumer installment net charge-offs in Q2 2023 compared to Q1 2023. The net charge-offs of $15.6 million in Q2 2023 excludes $6.2 million of charge-offs for certain PCD loans acquired from FDIC applied against $8.7 million of allowance for credit losses on PCD loans recognized upon acquisition of the loan portfolio on June 15, 2023.
The increase in net charge-offs in Q2 2023 compared to Q2 2022, excluding the charge-offs for certain PCD loans acquired from FDIC, was primarily due to an increase in consumer installment net charge-offs in Q2 2023 compared to Q2 2022.
Provision for Credit Losses

	Three Months Ended		Increase (Decrease)	Three Months Ended		Increase (Decrease)
(Dollars in thousands)	June 30, 2023	March 31, 2023		June 30, 2023	June 30, 2022
Provision for credit losses on loans and leases	$22,363	$18,008	$4,355	$22,363	$24,164	$(1,801)
Provision (benefit) for credit losses on available for sale debt securities	1,266	1,595	(329)	1,266	(317)	1,583
Provision for credit losses	23,629	19,603	4,026	23,629	23,847	(218)
Provision (benefit) for credit losses on unfunded commitments	(304)	280	(584)	(304)	608	(912)
Total provision for credit losses	$23,325	$19,883	$3,442	$23,325	$24,455	$(1,130)

The provision for credit losses on loans and leases in Q2 2023 was $22.4 million, compared to $18.0 million in Q1 2023. The provision in Q2 2023 was primarily due to our recognition of weaker macroeconomic forecasts, partially offset by lower consumer installment loans, as compared to provision in Q1 2023. The provision for credit losses on available for sale investment securities in Q2 2023 was $1.3 million compared to provision of $1.6 million in Q1 2023.
The provision for credit losses on loans and leases in Q2 2023 was $22.4 million, compared to $24.2 million in Q2 2022. The provision in Q2 2023 was primarily due to our recognition of weaker macroeconomic forecasts, partially offset by lower consumer installment loans, as compared to provision in Q2 2022, which was primarily to support loan growth. The provision for credit losses on available for sale investment securities in Q2 2023 was $1.3 million compared to a benefit to provision of $0.3 million in Q2 2022.

Asset Quality
The following table presents asset quality metrics as of the dates indicated:

(Dollars in thousands)	June 30, 2023	March 31, 2023	Increase (Decrease)	June 30, 2023	June 30, 2022	Increase (Decrease)
Non-performing assets ("NPAs"):
Nonaccrual / non-performing loans ("NPLs")	$28,244	$32,124	$(3,880)	$28,244	$28,064	$180
Non-performing assets	$28,380	$32,260	$(3,880)	$28,380	$28,150	$230
NPLs to total loans and leases	0.20%	0.21%		0.20%	0.18%
Reserves to NPLs	494.46%	405.56%		494.46%	557.76%
NPAs to total assets	0.13%	0.15%		0.13%	0.14%

Loans and leases (1) risk ratings:
Commercial loans and leases (2)
Pass	$10,667,619	$10,928,620	$(261,001)	$10,667,619	$9,355,846	$1,311,773
Special Mention (3)	166,468	136,986	29,482	166,468	106,566	59,902
Substandard (3)	272,301	273,154	(853)	272,301	343,175	(70,874)
Total commercial loans and leases	11,106,388	11,338,760	(232,372)	11,106,388	9,805,587	1,300,801
Consumer loans
Performing	1,508,208	1,787,123	(278,915)	1,508,208	2,392,852	(884,644)
Non-performing	23,172	19,469	3,703	23,172	14,556	8,616
Total consumer loans	1,531,380	1,806,592	(275,212)	1,531,380	2,407,408	(876,028)
Loans and leases receivable (1)	$12,637,768	$13,145,352	$(507,584)	$12,637,768	$12,212,995	$424,773

(1)    Risk ratings are assigned to loans and leases held for investment, and excludes loans held for sale and loans receivable, mortgage warehouse, at fair value.
(2)    Excludes loan receivable, PPP, as eligible PPP loans are fully guaranteed by the Small Business Administration.
(3)    Includes $24.3 million of C&I loans rated Special Mention and $2.1 million rated Substandard at June 30, 2023 that were acquired from the FDIC on June 15, 2023.
Over the last decade, we have developed a suite of commercial loan products with one particularly important common denominator: relatively low credit risk assumption. The Bank’s C&I, loans to mortgage companies, corporate and specialty lending lines of business, and multifamily loans for example, are characterized by conservative underwriting standards and low loss rates. Because of this emphasis, the Bank’s credit quality to date has been incredibly healthy despite an adverse economic environment. Maintaining strong asset quality also requires a highly active portfolio monitoring process. In addition to frequent client outreach and monitoring at the individual loan level, we employ a bottom-up data driven approach to analyze the commercial portfolio.
Total consumer installment loans held for investment at June 30, 2023 were less than 5% of total assets and approximately 7% of total loans and leases held for investment, and were supported by an allowance for credit losses of $57.6 million. At June 30, 2023, our consumer installment portfolio had the following characteristics: average original FICO score of 733, average debt-to-income of 19% and average borrower income of $105 thousand.
Non-performing loans at June 30, 2023 were essentially flat at 0.20% of total loans and leases, compared to 0.21% at March 31, 2023 and 0.18% at June 30, 2022.
Investment Securities
Our investment securities portfolio, including debt securities available for sale ("AFS") and held to maturity ("HTM") provides periodic cash flows through regular maturities and amortization, can be used as collateral to secure additional funding, and is an important component of our liquidity position.

The following table presents the composition of our investment securities portfolio as of the dates indicated:

(Dollars in thousands)	June 30, 2023	March 31, 2023	June 30, 2022
Debt securities, available for sale	$2,797,940	$2,900,259	$3,120,111
Equity securities	26,698	26,710	24,771
Investment securities, at fair value	2,824,638	2,926,969	3,144,882
Debt securities, held to maturity	1,258,560	870,294	495,039
Total investment securities portfolio	$4,083,198	$3,797,263	$3,639,921
Critically important to performance during the recent banking crisis are the characteristics of a bank’s securities portfolio. While there may be virtually no credit risk in some of these portfolios, holding longer term and lower yielding securities is creating challenges for many banks. Our securities portfolio is highly liquid, short in duration, and high in yield. At June 30, 2023, our AFS debt securities portfolio had a spot yield of 5.38%, an effective duration of approximately 1.5 years, and approximately 47% are variable rate. Additionally, 62% of our AFS securities portfolio was AAA rated at June 30, 2023.
At June 30, 2023, our HTM debt securities portfolio represented only 5.7% of our total assets at June 30, 2023, had a spot yield of 4.41% and an effective duration of approximately 3.0 years. Additionally, at June 30, 2023, approximately 36% of our HTM securities were AAA rated and 57% were credit enhanced asset backed securities with no current expectation of credit losses.
As a part of the sales of consumer installment loans that were classified as held for sale, Customers provided some financing to the purchaser for a portion of the sale price in the form of $436.8 million of asset-backed securities, collateralized by the sold loans, which accounted for the increase in HTM debt securities at June 30, 2023 as compared to the prior quarter.
Deposits
The following table presents the composition of our deposit portfolio as of the dates indicated:

(Dollars in thousands)	June 30, 2023	% of Total	March 31, 2023	% of Total	June 30, 2022	% of Total
Demand, non-interest bearing	$4,490,198	25.0%	$3,487,517	19.7%	$4,683,030	27.6%
Demand, interest bearing	5,551,037	30.9	5,791,302	32.7	6,644,398	39.2
Total demand deposits	10,041,235	55.9	9,278,819	52.4	11,327,428	66.8
Savings	1,048,229	5.8	924,359	5.2	640,062	3.8
Money market	2,004,264	11.2	2,019,633	11.4	4,254,205	25.1
Time deposits	4,856,703	27.1	5,500,806	31.0	723,024	4.3
Total deposits	$17,950,431	100.0%	$17,723,617	100.0%	$16,944,719	100.0%
Total deposits increased $226.8 million, or 1.3%, to $18.0 billion at June 30, 2023 as compared to the prior quarter. Importantly, non-interest bearing demand deposits increased $1.0 billion, or 28.8%, to $4.5 billion. Savings deposits increased $123.9 million, or 13.4%, to $1.0 billion. These increases were offset by decreases in time deposits of $644.1 million, or 11.7%, to $4.9 billion, interest bearing demand deposits of $240.3 million, or 4.1%, to $5.6 billion and money market deposits of $15.4 million, or 0.8%, to $2.0 billion. The total average cost of deposits decreased by 21 basis points to 3.11% in Q2 2023 from 3.32% in the prior quarter primarily due to a shift in deposit mix. Total estimated uninsured deposits was $4.1 billion1, or 23% of total deposits (inclusive of accrued interest) at June 30, 2023. We are also highly focused on total deposits with contractual term to manage our liquidity profile and the funding of loans and securities.
1 Uninsured deposits (estimate) of $4.7 billion to be reported on the Bank's call report, less state and municipal deposits of $459.4 million collateralized by our line of credit from FHLB and from our affiliates of $92.0 million.

Total deposits increased $1.0 billion, or 5.9%, to $18.0 billion at June 30, 2023 as compared to a year ago. Time deposits increased $4.1 billion to $4.9 billion. Savings deposits increased $408.2 million, or 63.8%, to $1.0 billion. These increases were offset in part by decreases in money market deposits of $2.2 billion, or 52.9%, to $2.0 billion, interest bearing demand deposits of $1.1 billion, or 16.5%, to $5.6 billion and non-interest bearing demand deposits of $192.8 million, or 4.1%, to $4.5 billion. The total average cost of deposits increased by 257 basis points to 3.11% in Q2 2023 from 0.54% in the prior year primarily due to higher market interest rates and a shift in deposit mix.
Borrowings
The following table presents the composition of our borrowings as of the dates indicated:

(Dollars in thousands)	June 30, 2023	March 31, 2023	June 30, 2022
Federal funds purchased	$—	$—	$770,000
FHLB advances	2,046,142	2,052,143	635,000
Senior notes	123,710	123,645	123,450
Subordinated debt	182,091	182,021	181,812
Total borrowings	$2,351,943	$2,357,809	$1,710,262
Total borrowings were $2.4 billion at June 30, 2023, relatively unchanged from the prior quarter. As of June 30, 2023, Customers' borrowing capacity with the FRB and FHLB was approximately $8.6 billion, of which $2.1 billion of available capacity was utilized in borrowings and $600.5 million was utilized to collateralize state and municipal deposits.
Total borrowings increased $641.7 million, or 37.5%, to $2.4 billion at June 30, 2023 as compared to a year ago. This increase primarily resulted from an increase in FHLB advances to ensure ample cash on hand given the heightened liquidity risk in the banking system, particularly among regional banks since early March 2023, net of repayments of federal funds purchased.
Capital
The following table presents certain capital amounts and ratios as of the dates indicated:

(Dollars in thousands except per share data)	June 30, 2023	March 31, 2023	June 30, 2022
Customers Bancorp, Inc.
Common Equity	$1,318,858	$1,283,226	$1,215,596
Tangible Common Equity*	$1,315,229	$1,279,597	$1,211,967
Common Equity to Total Assets	6.0%	5.9%	6.0%
Tangible Common Equity to Tangible Assets*	6.0%	5.9%	6.0%
Tangible Common Equity to Tangible Assets, excluding PPP*	6.0%	6.0%	6.5%
Book Value per common share	$42.16	$41.08	$37.46
Tangible Book Value per common share*	$42.04	$40.96	$37.35
Common equity Tier 1 (CET 1) capital ratio (1)	10.3%	9.6%	9.7%
Total risk based capital ratio (1)	13.1%	12.3%	12.6%

(1) Regulatory capital ratios as of June 30, 2023 are estimates.
*Non-GAAP measure. Customers' reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included at the end of this document.

Customers Bancorp's common equity increased $35.6 million to $1.3 billion, and tangible common equity* increased $35.6 million to $1.3 billion, at June 30, 2023 compared to the prior quarter, respectively, as earnings of $44.0 million more than offset a negative impact of increased unrealized losses on investment securities of $11.9 million (net of taxes) deferred in accumulated other comprehensive income ("AOCI"). Similarly, book value per common share increased to $42.16 from $41.08, and tangible book value per common share* increased to $42.04 from $40.96, at June 30, 2023 and March 31, 2023, respectively.

Customers Bancorp's common equity increased $103.3 million to $1.3 billion, and tangible common equity* increased $103.3 million to $1.3 billion, at June 30, 2023 compared to a year ago, respectively, as earnings of $181.3 million more than offset a negative impact to AOCI from increased unrealized losses on investment securities of $43.3 million (net of taxes) and $45.1 million of common share repurchases. Similarly, book value per common share increased to $42.16 from $37.46, and tangible book value per common share* increased to $42.04 from $37.35, at June 30, 2023 and June 30, 2022, respectively.
At the Customers Bancorp level, the CET 1 capital ratio (estimate), total risk based capital ratio (estimate), common equity to total assets ratio and tangible common equity to tangible assets ratio ("TCE ratio") were 10.3%, 13.1%, 6.0%, and 6.0%, respectively, at June 30, 2023.
At the Customers Bank level, capital levels remained strong and well above regulatory minimums. At June 30, 2023, estimated Tier 1 capital (estimate) and total risk-based capital (estimate) were 11.9% and 13.3%, respectively.
Even though Customers remains well capitalized by all regulatory measures, its goal is to increase its CET 1 ratio at year-end 2023 to be between 11.0% - 11.5%. "It is prudent to continue to moderate or even shrink our balance sheet in this uncertain environment and have strong capital ratios," stated Jay Sidhu.

Key Profitability Trends
Net Interest Income
Net interest income totaled $165.3 million in Q2 2023, an increase of $15.4 million from Q1 2023, primarily due to higher interest income from interest earning deposits of $17.2 million maintained in response to heightened liquidity risk in the banking system, particularly among regional banks since early March 2023, variable rate lower credit risk specialty lending of $18.1 million, and commercial loans to mortgage companies of $2.2 million, reflecting higher average balances and market interest rates. These increases were partially offset by lower interest income on consumer installment loans of $2.3 million reflecting the impact of the sales transactions that occurred late in Q2 2023 and reduced PPP interest income of $21.9 million resulting primarily from reduced recognition of deferred fees as the PPP program was substantially completed in Q1 2023. In addition, interest expense on deposits and other borrowings decreased by $0.2 million in Q2 2023 largely resulting from the positive shift in deposit mix towards no to lower-interest bearing deposits despite higher interest rates during Q2 2023, mostly offset by increased borrowing costs reflecting a full quarter impact of FHLB advances drawn in Q1 2023.
Net interest income totaled $165.3 million in Q2 2023, an increase of $0.4 million from Q2 2022. This increase was due to higher interest income of $133.8 million resulting from increased average balance of interest earning assets of $1.5 billion and higher market interest rates on variable rate loans and investments, offset in part by higher interest expenses on deposits and other borrowings of $133.4 million primarily resulting from higher average balances of interest bearing deposits and other borrowings and increased market rates. Interest-earning asset growth was primarily driven by increases in C&I loans and leases, mostly in the variable rate lower credit risk specialty lending verticals and multifamily loans, offset in part by decreases in commercial loans to mortgage companies due to lower mortgage activity from rising interest rates, PPP loans as the PPP program was substantially completed in Q1 2023 and consumer installment loans. Total consumer installment loans decreased in Q2 2023 as compared to Q2 2022, as installment loans held for investment decreased primarily for risk management purposes and implementation of our held-for-sale strategy.
Non-Interest Income
The following table presents details of non-interest income for the periods indicated:

	Three Months Ended		Increase (Decrease)	Three Months Ended		Increase (Decrease)
(Dollars in thousands)	June 30, 2023	March 31, 2023		June 30, 2023	June 30, 2022
Commercial lease income	$8,917	$9,326	$(409)	$8,917	$6,592	$2,325
Loan fees	4,271	3,990	281	4,271	2,618	1,653
Bank-owned life insurance	4,997	2,647	2,350	4,997	1,947	3,050
Mortgage warehouse transactional fees	1,376	1,074	302	1,376	1,883	(507)
Gain (loss) on sale of SBA and other loans	(761)	—	(761)	(761)	1,542	(2,303)
Loss on sale of capital call lines of credit	(5,037)	—	(5,037)	(5,037)	—	(5,037)
Net gain (loss) on sale of investment securities	—	—	—	—	(3,029)	3,029
Other	2,234	1,084	1,150	2,234	1,193	1,041
Total non-interest income	$15,997	$18,121	$(2,124)	$15,997	$12,746	$3,251

Non-interest income totaled $16.0 million for Q2 2023, a decrease of $2.1 million compared to Q1 2023. The decrease was primarily due to a loss of $5.0 million realized from the sale of non-strategic short-term syndicated capital call lines of credit within our Specialty Lending vertical that the Bank exited completely and $0.8 million of net loss on sales of SBA loans and consumer installment loans that were classified as held for sale. These decreases were offset in part by increases in death benefits paid by insurance carriers under the bank-owned life insurance policies of $2.4 million and other income of $1.2 million mostly related to income from CRA-qualified investments in small business investment companies and tax interest and penalties refunds.

Non-interest income totaled $16.0 million for Q2 2023, an increase of $3.3 million compared to Q2 2022. The increase was primarily due to lower loss on securities sales of $3.0 million as there were no such sales in Q2 2023, and increases in death benefits paid by insurance carriers under the bank-owned life insurance policies of $3.1 million, commercial lease income of $2.3 million, loan fees of $1.7 million resulting from growth and other income of $1.0 million. These increases were offset partially by a $5.0 million loss realized from the sale of non-strategic short-term syndicated capital call lines of credit that the Bank exited completely and a decrease in net gain on sale of SBA and other loans of $2.3 million due to lower gains on sales of SBA loans and losses on sales of consumer installment loans that were classified as held for sale.
Non-Interest Expense
The following table presents details of non-interest expense for the periods indicated:

	Three Months Ended		Increase (Decrease)	Three Months Ended		Increase (Decrease)
(Dollars in thousands)	June 30, 2023	March 31, 2023		June 30, 2023	June 30, 2022
Salaries and employee benefits	$33,120	$32,345	$775	$33,120	$25,334	$7,786
Technology, communication and bank operations	16,407	16,589	(182)	16,407	22,738	(6,331)
Commercial lease depreciation	7,328	7,875	(547)	7,328	5,552	1,776
Professional services	9,192	7,596	1,596	9,192	7,415	1,777
Loan servicing	4,777	4,661	116	4,777	4,341	436
Occupancy	2,519	2,760	(241)	2,519	4,279	(1,760)
FDIC assessments, non-income taxes and regulatory fees	9,780	2,728	7,052	9,780	1,619	8,161
Advertising and promotion	546	1,049	(503)	546	353	193
Other	5,628	4,530	1,098	5,628	4,574	1,054
Total non-interest expense	$89,297	$80,133	$9,164	$89,297	$76,205	$13,092

The management of non-interest expenses remains a priority for us. However, this will not deter us from making investments in new technologies to support efficient and responsible growth in the future.
Non-interest expenses totaled $89.3 million in Q2 2023, an increase of $9.2 million compared to Q1 2023. The increase was primarily attributable to higher FDIC assessments, non-income taxes and regulatory fees of $7.1 million resulting from higher FDIC assessment rates, higher professional fees of $1.6 million to enhance our technology, compliance and risk management capabilities, other expenses of $1.1 million primarily due to higher provision for operating losses and increased salaries and employee benefits of $0.8 million driven by higher incentives and stock based awards offset by lower benefits and severance.
Non-interest expenses totaled $89.3 million in Q2 2023, an increase of $13.1 million compared to Q2 2022. The increase was primarily attributable to increases of $8.2 million of FDIC assessments, non-income taxes and regulatory fees resulting from higher FDIC assessment rates, $7.8 million in salaries and employee benefits due to higher headcount, annual merit increases, incentives and SERP expenses, $1.8 million in professional fees mostly for transaction related legal fees, $1.8 million in commercial lease depreciation from growth and $1.1 million in other expenses primarily due to higher provision for operating losses. These increases were offset in part by decreases of $6.3 million in deposit servicing-related expenses mostly due to lower servicing fees and the discontinuation of interchange maintenance fees paid to BM Technologies offset by higher fees paid for software as a service and $1.8 million in occupancy mostly due to impairments associated with consolidation of branch locations in Q2 2022.
Taxes
Income tax expense increased by $6.2 million to $20.8 million in Q2 2023 from $14.6 million in Q1 2023 primarily due to tax expense of $4.1 million recognized in Q2 2023 on surrendered bank-owned life insurance policies.
Income tax expense increased by $1.9 million to $20.8 million in Q2 2023 from $18.9 million in Q2 2022 primarily due to tax expense on surrendered bank-owned life insurance policies, offset in part by lower pre-tax income and increased income tax credits.

The effective tax rate for Q2 2023 was 30%, primarily due to tax on surrendered bank-owned life insurance policies. Excluding the tax on surrendered bank-owned life insurance policies, the effective tax rate for Q2 2023 was 24%. Customers expects the full-year 2023 effective tax rate to be approximately 22% to 24%.
Outlook
“Looking ahead, we will continue to moderate growth, or even reduce the size of the balance sheet, as we optimize the balance sheet and materially improve our capital ratios, maintain positive operating leverage with prudent expense management, and continue to improve deposits and liquidity. We expect 2023 core loans to be essentially flat to down. Deposits are expected to remain relatively flat with a focus on improving our funding profile and reducing high cost deposits. We expect full year 2023 net interest margin, excluding PPP* to be at the upper end of the previously guided range of 2.85% - 3.05%. 2023 Core EPS (excluding PPP)* is still expected to be about $6.00 with a core return on common equity* of over 15%. Core non-interest expense* is now expected to increase about 15% in 2023 as a result of higher FDIC assessments and the newly recruited Venture Banking team. We are still targeting a CET 1 ratio of approximately 11.0% - 11.5% by year-end 2023, following up on the 70 basis point increase we achieved during Q2 2023. We are focused on improving the quality of our balance sheet and deposit franchise, improving capital and liquidity, maintaining superior credit quality, expanding our net interest margin, and achieving our tangible book value guidance in excess of $45 by year-end 2023,” concluded Customers Bancorp President Sam Sidhu.

*Non-GAAP measure. Customers' reasons for the use of the non-GAAP measure and a detailed reconciliation between the non-GAAP measure and the comparable GAAP amount are included at the end of this document.

Webcast
Date:            Friday, July 28, 2023
Time:            9:00 AM EDT
The live audio webcast, presentation slides, and earnings press release will be made available at https://www.customersbank.com/investor-relations/ and at the Customers Bancorp 2nd Quarter Earnings Webcast.
You may submit questions in advance of the live webcast by emailing our Communications Director, David Patti at dpatti@customersbank.com; questions may also be asked during the webcast through the webcast application.
The webcast will be archived for viewing on the Customers Bank Investor Relations page and available beginning approximately two hours after the conclusion of the live event.
Institutional Background
Customers Bancorp, Inc. (NYSE:CUBI) is one of the nation’s top-performing banking companies with over $22 billion in assets, making it the 81 largest bank holding companies in the US. Through its primary subsidiary, Customers Bank, commercial and consumer clients benefit from a full suite of technology-enabled tailored product experiences delivered by best-in-class customer service. In addition to traditional lines such as C&I lending, commercial real estate lending, and multifamily lending, Customers Bank also provides a number of national corporate banking services to Specialty Lending clients. Major accolades include:
•#5 in top-performing banks with assets between $10 billion and $50 billion in 2022 per American Banker;
•#34 out of the 100 largest publicly traded banks in 2023 per Forbes; and
•#64 on Fortune Magazine’s 2022 list of the 100 fastest growing companies in America.
A member of the Federal Reserve System with deposits insured by the Federal Deposit Insurance Corporation, Customers Bank is an equal opportunity lender. Learn more: www.customersbank.com.
“Safe Harbor” Statement
In addition to historical information, this press release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements with respect to Customers Bancorp, Inc.’s strategies, goals, beliefs, expectations, estimates, intentions, capital raising efforts, financial condition and results of operations, future performance and business. Statements preceded by, followed by, or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,” “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “project,” or similar expressions generally indicate a forward-looking statement. These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond Customers Bancorp, Inc.’s control). Numerous competitive, economic, regulatory, legal and technological events and factors, among others, could cause Customers Bancorp, Inc.’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements, including: a continuation of the recent turmoil in the banking industry, responsive measures taken by us and regulatory authorities to mitigate and manage related risks, regulatory actions taken that address related issues and the costs and obligations associated therewith, the impact of COVID-19 and its variants on the U.S. economy and customer behavior, the impact that changes in the economy have on the performance of our loan and lease portfolio, the market value of our investment securities, the continued success and acceptance of our blockchain payments system, the demand for our products and services and the availability of sources of funding, the effects of actions by the federal government, including the Board of Governors of the Federal Reserve System and other government agencies, that affect market interest rates and the money supply, actions that we and our customers take in response to these developments and the effects such actions have on our operations, products, services and customer relationships, higher inflation and its impacts, and the effects of any changes in accounting standards or policies. Customers Bancorp, Inc. cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact of any future events. All forward-looking statements and information set forth herein are based on management’s current beliefs and assumptions as of the date hereof and speak only as of the date they are made. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review Customers Bancorp, Inc.’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K for the year ended December 31, 2022, subsequently filed quarterly reports on Form 10-Q and current reports on Form 8-K, including any amendments thereto, that update or provide information in addition to the information included in the Form 10-K and Form 10-Q filings, if any. Customers Bancorp, Inc. does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by Customers Bancorp, Inc. or by or on behalf of Customers Bank, except as may be required under applicable law.

Q2 2023 Overview
The following table presents a summary of key earnings and performance metrics for the quarter ended June 30, 2023 and the preceding four quarters:

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
EARNINGS SUMMARY - UNAUDITED

(Dollars in thousands, except per share data and stock price data)	Q2	Q1	Q4	Q3	Q2	Six Months Ended June 30,
	2023	2023	2022	2022	2022	2023	2022

GAAP Profitability Metrics:
Net income available to common shareholders	$44,007	$50,265	$25,623	$61,364	$56,519	$94,272	$131,415
Per share amounts:
Earnings per share - basic	$1.41	$1.58	$0.79	$1.89	$1.73	$2.99	$4.00
Earnings per share - diluted	$1.39	$1.55	$0.77	$1.85	$1.68	$2.95	$3.87
Book value per common share (1)	$42.16	$41.08	$39.08	$38.46	$37.46	$42.16	$37.46
CUBI stock price (1)	$30.26	$18.52	$28.34	$29.48	$33.90	$30.26	$33.90
CUBI stock price as % of book value (1)	72%	45%	73%	77%	90%	72%	90%
Average shares outstanding - basic	31,254,125	31,819,203	32,413,459	32,455,814	32,712,616	31,535,103	32,834,150
Average shares outstanding - diluted	31,591,142	32,345,017	33,075,422	33,226,607	33,579,013	31,965,997	33,950,973
Shares outstanding (1)	31,282,318	31,239,750	32,373,697	32,475,502	32,449,486	31,282,318	32,449,486
Return on average assets ("ROAA")	0.88%	1.03%	0.55%	1.24%	1.17%	0.96%	1.39%
Return on average common equity ("ROCE")	13.22%	16.00%	8.05%	19.33%	18.21%	14.57%	21.23%
Net interest margin, tax equivalent	3.15%	2.96%	2.67%	3.16%	3.39%	3.06%	3.49%
Efficiency ratio	49.25%	47.71%	49.20%	50.00%	42.14%	48.51%	40.76%
Non-GAAP Profitability Metrics (2):
Core earnings	$52,163	$51,143	$39,368	$82,270	$59,367	$103,306	$134,777
Adjusted pre-tax pre-provision net income	$96,833	$89,282	$81,377	$100,994	$105,692	$186,115	$218,341
Per share amounts:
Core earnings per share - diluted	$1.65	$1.58	$1.19	$2.48	$1.77	$3.22	$3.97
Tangible book value per common share (1)	$42.04	$40.96	$38.97	$38.35	$37.35	$42.04	$37.35
CUBI stock price as % of tangible book value (1)	72%	45%	73%	77%	91%	72%	91%
Core ROAA	1.03%	1.05%	0.81%	1.64%	1.23%	1.04%	1.43%
Core ROCE	15.67%	16.28%	12.36%	25.91%	19.13%	15.97%	21.77%
Adjusted ROAA - pre-tax and pre-provision	1.79%	1.72%	1.56%	1.95%	2.11%	1.76%	2.25%
Adjusted ROCE - pre-tax and pre-provision	28.01%	27.33%	24.59%	31.01%	33.37%	27.68%	34.62%
Net interest margin, tax equivalent, excluding PPP loans	3.20%	2.80%	2.87%	3.18%	3.32%	3.01%	3.32%
Core efficiency ratio	47.84%	47.09%	49.12%	42.57%	41.74%	47.49%	40.59%
Asset Quality:
Net charge-offs	$15,564	$18,651	$27,164	$18,497	$13,481	$34,215	$20,707
Annualized net charge-offs to average total loans and leases	0.42%	0.49%	0.70%	0.47%	0.36%	0.46%	0.29%
Non-performing loans ("NPLs") to total loans and leases (1)	0.20%	0.21%	0.19%	0.18%	0.18%	0.20%	0.18%
Reserves to NPLs (1)	494.46%	405.56%	425.95%	466.34%	557.76%	494.46%	557.76%
Non-performing assets ("NPAs") to total assets	0.13%	0.15%	0.15%	0.14%	0.14%	0.13%	0.14%
Customers Bank Capital Ratios (3):
Common equity Tier 1 capital to risk-weighted assets	11.9%	11.31%	11.21%	11.42%	11.46%	11.9%	11.46%
Tier 1 capital to risk-weighted assets	11.9%	11.31%	11.21%	11.42%	11.46%	11.9%	11.46%
Total capital to risk-weighted assets	13.3%	12.64%	12.40%	12.65%	12.91%	13.3%	12.91%
Tier 1 capital to average assets (leverage ratio)	8.0%	8.09%	8.15%	8.10%	8.09%	8.0%	8.09%

(1) Metric is a spot balance for the last day of each quarter presented.
(2) Customers' reasons for the use of these non-GAAP measures and a detailed reconciliation between the non-GAAP measures and the comparable GAAP amounts are included at the end of this document.
(3) Regulatory capital ratios are estimated for Q2 2023 and actual for the remaining periods. In accordance with regulatory capital rules, Customers elected to apply the CECL capital transition provisions which delayed the effects of CECL on regulatory capital for two years until January 1, 2022, followed by a three-year transition period. The cumulative CECL capital transition impact as of December 31, 2021 which amounted to $61.6 million will be phased in at 25% per year beginning on January 1, 2022 through December 31, 2024. As of June 30, 2023, our regulatory capital ratios reflected 50%, or $30.8 million, benefit associated with the CECL transition provisions.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED
(Dollars in thousands, except per share data)						Six Months Ended
	Q2	Q1	Q4	Q3	Q2	June 30,
	2023	2023	2022	2022	2022	2023	2022
Interest income:
Loans and leases	$241,745	$244,212	$217,471	$200,438	$168,920	$485,957	$326,040
Investment securities	48,026	47,316	42,953	30,546	25,442	95,342	45,737
Loans held for sale	11,149	11,701	1,269	19	21	22,850	76
Interest earning deposits	27,624	10,395	6,754	2,949	919	38,019	1,248
Other	1,616	1,321	1,200	1,964	1,032	2,937	6,709
Total interest income	330,160	314,945	269,647	235,916	196,334	645,105	379,810

Interest expense:
Deposits	136,375	143,930	124,366	65,380	22,781	280,305	36,493
FHLB advances	24,285	10,370	4,464	4,684	2,316	34,655	2,316
FRB advances	—	6,286	—	—	—	6,286	—
Subordinated debt	2,689	2,689	2,688	2,689	2,689	5,378	5,378
Other borrowings	1,540	1,771	2,992	4,131	3,696	3,311	6,072
Total interest expense	164,889	165,046	134,510	76,884	31,482	329,935	50,259
Net interest income	165,271	149,899	135,137	159,032	164,852	315,170	329,551
Provision (benefit) for credit losses	23,629	19,603	28,216	(7,994)	23,847	43,232	39,844
Net interest income after provision (benefit) for credit losses	141,642	130,296	106,921	167,026	141,005	271,938	289,707

Non-interest income:
Commercial lease income	8,917	9,326	8,135	7,097	6,592	18,243	12,487
Loan fees	4,271	3,990	4,017	3,008	2,618	8,261	5,163
Bank-owned life insurance	4,997	2,647	1,975	3,449	1,947	7,644	10,273
Mortgage warehouse transactional fees	1,376	1,074	1,295	1,545	1,883	2,450	3,898
Gain (loss) on sale of SBA and other loans	(761)	—	—	106	1,542	(761)	3,049
Loss on sale of capital call lines of credit	(5,037)	—	—	—	—	(5,037)	—
Loss on sale of consumer installment loans	—	—	—	(23,465)	—	—	—
Net gain (loss) on sale of investment securities	—	—	(16,937)	(2,135)	(3,029)	—	(4,092)
Legal settlement gain	—	—	7,519	—	—	—	—
Other	2,234	1,084	1,341	1,378	1,193	3,318	3,166
Total non-interest income	15,997	18,121	7,345	(9,017)	12,746	34,118	33,944

Non-interest expense:
Salaries and employee benefits	33,120	32,345	29,194	31,230	25,334	65,465	51,941
Technology, communication and bank operations	16,407	16,589	18,604	19,588	22,738	32,996	46,806
Commercial lease depreciation	7,328	7,875	6,518	5,966	5,552	15,203	10,494
Professional services	9,192	7,596	6,825	6,269	7,415	16,788	14,371
Loan servicing	4,777	4,661	4,460	3,851	4,341	9,438	6,712
Occupancy	2,519	2,760	3,672	2,605	4,279	5,279	7,329
FDIC assessments, non-income taxes and regulatory fees	9,780	2,728	2,339	2,528	1,619	12,508	4,002
Advertising and promotion	546	1,049	1,111	762	353	1,595	668
Other	5,628	4,530	5,696	3,399	4,574	10,158	7,689
Total non-interest expense	89,297	80,133	78,419	76,198	76,205	169,430	150,012
Income before income tax expense	68,342	68,284	35,847	81,811	77,546	136,626	173,639
Income tax expense	20,768	14,563	7,136	17,899	18,896	35,331	38,228
Net income	47,574	53,721	28,711	63,912	58,650	101,295	135,411
Preferred stock dividends	3,567	3,456	3,088	2,548	2,131	7,023	3,996
Net income available to common shareholders	$44,007	$50,265	$25,623	$61,364	$56,519	$94,272	$131,415

Basic earnings per common share	$1.41	$1.58	$0.79	$1.89	$1.73	$2.99	$4.00
Diluted earnings per common share	1.39	1.55	0.77	1.85	1.68	2.95	3.87

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET - UNAUDITED
(Dollars in thousands)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
ASSETS
Cash and due from banks	$54,127	$77,251	$58,025	$41,520	$66,703
Interest earning deposits	3,101,097	1,969,434	397,781	362,945	178,475
Cash and cash equivalents	3,155,224	2,046,685	455,806	404,465	245,178
Investment securities, at fair value	2,824,638	2,926,969	2,987,500	2,943,694	3,144,882
Investment securities held to maturity	1,258,560	870,294	840,259	886,294	495,039
Loans held for sale	78,108	424,057	328,312	5,224	6,595
Loans receivable, mortgage warehouse, at fair value	1,006,268	1,247,367	1,323,312	1,569,090	1,874,603
Loans receivable, PPP	188,763	246,258	998,153	1,154,632	1,570,160
Loans and leases receivable	12,637,768	13,145,352	13,144,894	12,607,742	12,212,995
Allowance for credit losses on loans and leases	(139,656)	(130,281)	(130,924)	(130,197)	(156,530)
Total loans and leases receivable, net of allowance for credit losses on loans and leases	13,693,143	14,508,696	15,335,435	15,201,267	15,501,228
FHLB, Federal Reserve Bank, and other restricted stock	126,240	124,733	74,196	64,112	74,626
Accrued interest receivable	119,501	123,754	123,374	107,621	98,727
Bank premises and equipment, net	8,031	8,581	9,025	6,610	6,755
Bank-owned life insurance	290,322	339,607	338,441	336,130	335,153
Goodwill and other intangibles	3,629	3,629	3,629	3,629	3,629
Other assets	471,169	374,609	400,135	408,575	340,184
Total assets	$22,028,565	$21,751,614	$20,896,112	$20,367,621	$20,251,996

LIABILITIES AND SHAREHOLDERS' EQUITY
Demand, non-interest bearing deposits	$4,490,198	$3,487,517	$1,885,045	$2,993,793	$4,683,030
Interest bearing deposits	13,460,233	14,236,100	16,271,908	14,528,645	12,261,689
Total deposits	17,950,431	17,723,617	18,156,953	17,522,438	16,944,719
Federal funds purchased	—	—	—	365,000	770,000
FHLB advances	2,046,142	2,052,143	800,000	500,000	635,000
Other borrowings	123,710	123,645	123,580	123,515	123,450
Subordinated debt	182,091	182,021	181,952	181,882	181,812
Accrued interest payable and other liabilities	269,539	249,168	230,666	287,855	243,625
Total liabilities	20,571,913	20,330,594	19,493,151	18,980,690	18,898,606

Preferred stock	137,794	137,794	137,794	137,794	137,794
Common stock	35,301	35,258	35,012	34,948	34,922
Additional paid in capital	555,737	552,255	551,721	549,066	545,670
Retained earnings	1,018,406	974,399	924,134	898,511	837,147
Accumulated other comprehensive income (loss), net	(168,176)	(156,276)	(163,096)	(156,126)	(124,881)
Treasury stock, at cost	(122,410)	(122,410)	(82,604)	(77,262)	(77,262)
Total shareholders' equity	1,456,652	1,421,020	1,402,961	1,386,931	1,353,390
Total liabilities and shareholders' equity	$22,028,565	$21,751,614	$20,896,112	$20,367,621	$20,251,996

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN - UNAUDITED
(Dollars in thousands)
	Three Months Ended
	June 30, 2023			March 31, 2023			June 30, 2022
	Average Balance	Interest Income or Expense	Average Yield or Cost (%)	Average Balance	Interest Income or Expense	Average Yield or Cost (%)	Average Balance	Interest Income or Expense	Average Yield or Cost (%)
Assets
Interest earning deposits	$2,150,154	$27,624	5.15%	$914,149	$10,395	4.61%	$434,950	$919	0.85%
Investment securities (1)	3,949,732	48,026	4.86%	4,031,247	47,316	4.69%	4,104,463	25,442	2.48%
Loans and leases:
Commercial & industrial:
Specialty lending loans and leases (2)	5,832,485	121,779	8.37%	5,694,168	103,688	7.38%	4,068,175	39,160	3.86%
Other commercial & industrial loans (2)	1,672,668	26,028	6.24%	1,705,205	25,570	6.08%	1,509,655	14,706	3.91%
Commercial loans to mortgage companies	1,300,496	19,606	6.05%	1,262,139	17,412	5.59%	1,898,554	15,615	3.30%
Multifamily loans	2,181,617	21,095	3.88%	2,206,600	20,470	3.76%	1,845,527	17,313	3.76%
Loans receivable, PPP	207,127	1,633	3.16%	889,235	23,551	10.74%	1,863,429	20,572	4.43%
Non-owner occupied commercial real estate loans	1,428,086	19,877	5.58%	1,449,722	20,199	5.65%	1,307,995	12,749	3.91%
Residential mortgages	535,739	5,735	4.28%	542,909	5,598	4.18%	515,612	4,898	3.81%
Installment loans	1,684,215	37,141	8.84%	1,727,995	39,425	9.25%	1,909,551	43,928	9.23%
Total loans and leases (3)	14,842,432	252,894	6.83%	15,477,973	255,913	6.70%	14,918,498	168,941	4.54%
Other interest-earning assets	131,362	1,616	4.93%	91,308	1,321	5.87%	68,025	1,032	6.09%
Total interest-earning assets	21,073,680	330,160	6.28%	20,514,677	314,945	6.21%	19,525,936	196,334	4.03%
Non-interest-earning assets	581,055			538,243			530,084
Total assets	$21,654,735			$21,052,920			$20,056,020
Liabilities
Interest checking accounts	$5,309,775	$49,862	3.77%	$7,494,379	$70,485	3.81%	$6,409,617	$13,644	0.85%
Money market deposit accounts	1,978,546	19,678	3.99%	2,470,004	20,783	3.41%	4,704,767	7,523	0.64%
Other savings accounts	997,205	9,839	3.96%	822,312	6,286	3.10%	695,176	758	0.44%
Certificates of deposit	5,020,205	56,996	4.55%	4,504,333	46,376	4.18%	530,180	856	0.65%
Total interest-bearing deposits (4)	13,305,731	136,375	4.11%	15,291,028	143,930	3.82%	12,339,740	22,781	0.74%
Federal funds purchased	—	—	—%	15,333	188	4.97%	642,747	1,429	0.89%
Borrowings	2,357,981	28,514	4.85%	1,788,116	20,928	4.75%	940,068	7,272	3.10%
Total interest-bearing liabilities	15,663,712	164,889	4.22%	17,094,477	165,046	3.91%	13,922,555	31,482	0.91%
Non-interest-bearing deposits (4)	4,258,711			2,299,295			4,491,574
Total deposits and borrowings	19,922,423		3.32%	19,393,772		3.45%	18,414,129		0.69%
Other non-interest-bearing liabilities	259,111			247,575			259,279
Total liabilities	20,181,534			19,641,347			18,673,408
Shareholders' equity	1,473,201			1,411,573			1,382,612
Total liabilities and shareholders' equity	$21,654,735			$21,052,920			$20,056,020
Net interest income		165,271			149,899			164,852
Tax-equivalent adjustment		390			375			270
Net interest earnings		$165,661			$150,274			$165,122
Interest spread			2.96%			2.76%			3.35%
Net interest margin			3.14%			2.95%			3.38%
Net interest margin tax equivalent			3.15%			2.96%			3.39%
Net interest margin tax equivalent excl. PPP (5)			3.20%			2.80%			3.32%

				(continued)

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN - UNAUDITED (CONTINUED)
(Dollars in thousands)

(1) For presentation in this table, average balances and the corresponding average yields for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(2) Includes owner occupied commercial real estate loans.
(3) Includes non-accrual loans, the effect of which is to reduce the yield earned on loans and leases, and deferred loan fees.
(4) Total costs of deposits (including interest bearing and non-interest bearing) were 3.11%, 3.32% and 0.54% for the three months ended June 30, 2023, March 31, 2023 and June 30, 2022, respectively.
(5) Non-GAAP tax-equivalent basis, using an estimated marginal tax rate of 26% for the three months ended June 30, 2023, March 31, 2023 and June 30, 2022, presented to approximate interest income as a taxable asset and excluding net interest income from PPP loans and related borrowings, along with the related PPP loan balances and PPP fees receivable from interest-earning assets. Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of these non-GAAP measures provides additional clarity when assessing Customers’ financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
AVERAGE BALANCE SHEET / NET INTEREST MARGIN - UNAUDITED (CONTINUED)
(Dollars in thousands)
	Six Months Ended
	June 30, 2023			June 30, 2022
	Average Balance	Interest Income or Expense	Average Yield or Cost (%)	Average Balance	Interest Income or Expense	Average Yield or Cost (%)
Assets
Interest earning deposits	$1,535,566	$38,019	4.99%	$629,514	$1,248	0.40%
Investment securities (1)	3,990,265	95,342	4.78%	4,070,901	45,737	2.25%
Loans and leases:
Commercial & industrial:
Specialty lending loans and leases (2)	5,763,708	225,467	7.89%	3,403,276	62,551	3.71%
Other commercial & industrial loans (2)	1,688,847	51,598	6.16%	1,451,858	27,974	3.89%
Commercial loans to mortgage companies	1,281,424	37,018	5.83%	1,867,772	29,620	3.20%
Multifamily loans	2,194,039	41,565	3.82%	1,689,553	31,079	3.71%
Loans receivable, PPP	546,297	25,184	9.30%	2,250,224	57,466	5.15%
Non-owner occupied commercial real estate loans	1,438,844	40,076	5.62%	1,310,091	24,956	3.84%
Residential mortgages	539,304	11,333	4.24%	466,288	8,578	3.71%
Installment loans	1,705,984	76,566	9.05%	1,852,167	83,892	9.13%
Total loans and leases (3)	15,158,447	508,807	6.77%	14,291,229	326,116	4.60%
Other interest-earning assets	111,446	2,937	5.32%	60,113	6,709	NM (6)
Total interest-earning assets	20,795,724	645,105	6.25%	19,051,757	379,810	4.02%
Non-interest-earning assets	559,766			543,479
Total assets	$21,355,490			$19,595,236
Liabilities
Interest checking accounts	$6,396,042	$120,347	3.79%	$6,091,263	$21,374	0.71%
Money market deposit accounts	2,222,917	40,461	3.67%	4,791,925	12,197	0.51%
Other savings accounts	910,241	16,125	3.57%	787,134	1,542	0.39%
Certificates of deposit	4,763,694	103,372	4.38%	490,632	1,380	0.57%
Total interest-bearing deposits (4)	14,292,894	280,305	3.95%	12,160,954	36,493	0.61%
Federal funds purchased	7,624	188	4.97%	367,210	1,502	0.82%
Borrowings	2,074,623	49,442	4.81%	737,464	12,264	3.35%
Total interest-bearing liabilities	16,375,141	329,935	4.06%	13,265,628	50,259	0.76%
Non-interest-bearing deposits (4)	3,284,416			4,695,148
Total deposits and borrowings	19,659,557		3.38%	17,960,776		0.56%
Other non-interest-bearing liabilities	253,376			248,266
Total liabilities	19,912,933			18,209,042
Shareholders' equity	1,442,557			1,386,194
Total liabilities and shareholders' equity	$21,355,490			$19,595,236
Net interest income		315,170			329,551
Tax-equivalent adjustment		765			509
Net interest earnings		$315,935			$330,060
Interest spread			2.86%			3.45%
Net interest margin			3.05%			3.48%
Net interest margin tax equivalent			3.06%			3.49%
Net interest margin tax equivalent excl. PPP (5)			3.01%			3.32%

(1) For presentation in this table, average balances and the corresponding average yields for investment securities are based upon historical cost, adjusted for amortization of premiums and accretion of discounts.

(2) Includes owner occupied commercial real estate loans.
(3) Includes non-accrual loans, the effect of which is to reduce the yield earned on loans and leases, and deferred loan fees.
(4) Total costs of deposits (including interest bearing and non-interest bearing) were 3.22% and 0.44% for the six months ended June 30, 2023 and 2022, respectively.
(5) Non-GAAP tax-equivalent basis, using an estimated marginal tax rate of 26% for the six months ended June 30, 2023 and 2022, presented to approximate interest income as a taxable asset and excluding net interest income from PPP loans and related borrowings, along with the related PPP loan balances and PPP fees receivable from interest-earning assets. Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of these non-GAAP measures provides additional clarity when assessing Customers’ financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.

(6) Not meaningful.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END LOAN AND LEASE COMPOSITION - UNAUDITED
(Dollars in thousands)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022
Loans and leases held for investment
Commercial:
Commercial & industrial:
Specialty lending	$5,534,832	$5,519,176	$5,412,887	$5,103,974	$4,599,640
Other commercial & industrial	1,052,145	1,168,161	1,135,336	1,064,332	1,037,444
Multifamily	2,151,734	2,195,211	2,213,019	2,263,268	2,008,784
Loans to mortgage companies	1,108,598	1,374,894	1,447,919	1,708,587	1,975,189
Commercial real estate owner occupied	842,042	895,314	885,339	726,670	710,577
Loans receivable, PPP	188,763	246,258	998,153	1,154,632	1,570,160
Commercial real estate non-owner occupied	1,211,091	1,245,248	1,290,730	1,263,211	1,152,869
Construction	212,214	188,123	162,009	136,133	195,687
Total commercial loans and leases	12,301,419	12,832,385	13,545,392	13,420,807	13,250,350
Consumer:
Residential	487,199	494,815	497,952	465,772	457,768
Manufactured housing	41,664	43,272	45,076	46,990	48,570
Installment:
Personal	752,470	849,420	964,641	1,056,432	1,613,628
Other	250,047	419,085	413,298	341,463	287,442
Total installment loans	1,002,517	1,268,505	1,377,939	1,397,895	1,901,070
Total consumer loans	1,531,380	1,806,592	1,920,967	1,910,657	2,407,408
Total loans and leases held for investment	$13,832,799	$14,638,977	$15,466,359	$15,331,464	$15,657,758

Loans held for sale
Commercial:
Multifamily	$—	$4,051	$4,079	$4,108	$4,136
Commercial real estate non-owner occupied	—	16,000	—	—	—
Total commercial loans and leases	—	20,051	4,079	4,108	4,136
Consumer:
Residential	1,234	821	829	1,116	2,459
Installment:
Personal	76,874	307,336	133,801	—	—
Other	—	95,849	189,603	—	—
Total installment loans	76,874	403,185	323,404	—	—
Total consumer loans	78,108	404,006	324,233	1,116	2,459
Total loans held for sale	$78,108	$424,057	$328,312	$5,224	$6,595

Total loans and leases portfolio	$13,910,907	$15,063,034	$15,794,671	$15,336,688	$15,664,353

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
PERIOD END DEPOSIT COMPOSITION - UNAUDITED
(Dollars in thousands)
	June 30,	March 31,	December 31,	September 30,	June 30,
	2023	2023	2022	2022	2022

Demand, non-interest bearing	$4,490,198	$3,487,517	$1,885,045	$2,993,793	$4,683,030
Demand, interest bearing	5,551,037	5,791,302	8,476,027	7,124,663	6,644,398
Total demand deposits	10,041,235	9,278,819	10,361,072	10,118,456	11,327,428
Savings	1,048,229	924,359	811,798	592,002	640,062
Money market	2,004,264	2,019,633	2,734,217	4,913,967	4,254,205
Time deposits	4,856,703	5,500,806	4,249,866	1,898,013	723,024
Total deposits	$17,950,431	$17,723,617	$18,156,953	$17,522,438	$16,944,719

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
ASSET QUALITY - UNAUDITED
(Dollars in thousands)	As of June 30, 2023					As of March 31, 2023					As of June 30, 2022
	Total loans	Non accrual /NPLs	Allowance for credit losses	Total NPLs to total loans	Total reserves to total NPLs	Total loans	Non accrual /NPLs	Allowance for credit losses	Total NPLs to total loans	Total reserves to total NPLs	Total loans	Non accrual /NPLs	Allowance for credit losses	Total NPLs to total loans	Total reserves to total NPLs

Loan type
Commercial & industrial, including specialty lending (1)	$6,689,307	$4,441	$29,092	0.07%	655.08%	$6,814,864	$3,886	$20,050	0.06%	515.95%	$5,737,670	$4,061	$11,081	0.07%	272.86%
Multifamily	2,151,734	4,022	15,400	0.19%	382.89%	2,195,211	881	15,084	0.04%	1712.15%	2,008,784	1,153	9,765	0.06%	846.92%
Commercial real estate owner occupied	842,042	3,304	10,215	0.39%	309.17%	895,314	3,621	8,472	0.40%	233.97%	710,577	2,913	4,745	0.41%	162.89%
Commercial real estate non-owner occupied	1,211,091	—	13,495	—%	—%	1,245,248	—	11,032	—%	—%	1,152,869	—	8,880	—%	—%
Construction	212,214	—	2,639	—%	—%	188,123	—	2,336	—%	—%	195,687	—	1,179	—%	—%
Total commercial loans and leases receivable	11,106,388	11,767	70,841	0.11%	602.03%	11,338,760	8,388	56,974	0.07%	679.23%	9,805,587	8,127	35,650	0.08%	438.66%
Residential	487,199	7,306	6,846	1.50%	93.70%	494,815	6,473	6,853	1.31%	105.87%	457,768	6,258	5,578	1.37%	89.13%
Manufactured housing	41,664	2,634	4,338	6.32%	164.69%	43,272	2,568	4,339	5.93%	168.96%	48,570	3,071	4,080	6.32%	132.86%
Installment	1,002,517	6,537	57,631	0.65%	881.61%	1,268,505	8,720	62,115	0.69%	712.33%	1,901,070	5,965	111,222	0.31%	1864.58%
Total consumer loans receivable	1,531,380	16,477	68,815	1.08%	417.64%	1,806,592	17,761	73,307	0.98%	412.74%	2,407,408	15,294	120,880	0.64%	790.38%
Loans and leases receivable (1)	12,637,768	28,244	139,656	0.22%	494.46%	13,145,352	26,149	130,281	0.20%	498.23%	12,212,995	23,421	156,530	0.19%	668.33%
Loans receivable, PPP	188,763	—	—	—%	—%	246,258	—	—	—%	—%	1,570,160	—	—	—%	—%
Loans receivable, mortgage warehouse, at fair value	1,006,268	—	—	—%	—%	1,247,367	—	—	—%	—%	1,874,603	—	—	—%	—%
Total loans held for sale	78,108	—	—	—%	—%	424,057	5,975	—	1.41%	—%	6,595	4,643	—	70.40%	—%
Total portfolio	$13,910,907	$28,244	$139,656	0.20%	494.46%	$15,063,034	$32,124	$130,281	0.21%	405.56%	$15,664,353	$28,064	$156,530	0.18%	557.76%
(1)    Excluding loans receivable, PPP from total loans and leases receivable is a non-GAAP measure. Management believes the use of these non-GAAP measures provides additional clarity when assessing Customers' financial results. These disclosures should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities. Please refer to the reconciliation schedules that follow this table.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
NET CHARGE-OFFS/(RECOVERIES) - UNAUDITED
(Dollars in thousands)
	Q2	Q1	Q4	Q3	Q2	Six Months Ended June 30,
	2023 (1)	2023	2022 (2)	2022	2022	2023	2022
Loan type
Commercial & industrial, including specialty lending	$258	$(71)	$12,960	$2,581	$(416)	$187	$(475)
Multifamily	1,448	—	—	—	1,990	1,448	1,653
Commercial real estate owner occupied	(34)	—	(2)	—	(42)	(34)	(49)
Commercial real estate non-owner occupied	266	4,234	972	4,831	159	4,500	151
Construction	—	(116)	(10)	(10)	(103)	(116)	(216)
Residential	24	(2)	7	(13)	(39)	22	(41)
Installment	13,602	14,606	13,237	11,108	11,932	28,208	19,684
Total net charge-offs (recoveries) from loans held for investment	$15,564	$18,651	$27,164	$18,497	$13,481	$34,215	$20,707

(1)    Excludes $6.2 million of charge-offs for certain PCD loans acquired from FDIC during the three months ended June 30, 2023 that were applied against $8.7 million of allowance for credit losses on PCD loans recognized upon the acquisition of the loan portfolio on June 15, 2023.
(2)    Includes $11.0 million of one-time charge-offs from certain C&I loans originated under the PPP program that were subsequently determined to be ineligible for SBA forgiveness and guarantee and were deemed uncollectible during the three months ended December 31, 2022.

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED
We believe that the non-GAAP measurements disclosed within this document are useful for investors, regulators, management and others to evaluate our core results of operations and financial condition relative to other financial institutions. These non-GAAP financial measures are frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. These non-GAAP financial measures exclude from corresponding GAAP measures the impact of certain elements that we do not believe are representative of our ongoing financial results, which we believe enhance an overall understanding of our performance and increases comparability of our period to period results. Investors should consider our performance and financial condition as reported under GAAP and all other relevant information when assessing our performance or financial condition. The non-GAAP measures presented are not necessarily comparable to non-GAAP measures that may be presented by other financial institutions. Although non-GAAP financial measures are frequently used in the evaluation of a company, they have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of our results of operations or financial condition as reported under GAAP.
The following tables present reconciliations of GAAP to non-GAAP measures disclosed within this document.

Core Earnings - Customers Bancorp											Six Months Ended June 30,
	Q2 2023		Q1 2023		Q4 2022		Q3 2022		Q2 2022		2023		2022
(Dollars in thousands, except per share data)	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net income to common shareholders	$44,007	$1.39	$50,265	$1.55	$25,623	$0.77	$61,364	$1.85	$56,519	$1.68	$94,272	$2.95	$131,415	$3.87
Reconciling items (after tax):
Severance expense	141	0.00	637	0.02	—	—	1,058	0.03	—	—	778	0.02	—	—
Impairments on fixed assets and leases	12	0.00	86	0.00	—	—	126	0.00	705	0.02	98	0.00	925	0.03
Loss on sale of consumer installment loans	—	—	—	—	—	—	18,221	0.55	—	—	—	—	—	—
Loss on sale of capital call lines of credit	3,914	0.12	—	—	—	—	—	—	—	—	3,914	0.12	—	—
(Gains) losses on investment securities	49	0.00	(49)	0.00	13,543	0.41	1,859	0.06	2,494	0.07	0	0.00	3,524	0.10
Derivative credit valuation adjustment	(101)	0.00	204	0.01	202	0.01	(358)	(0.01)	(351)	(0.01)	103	0.00	(1,087)	(0.03)
Tax on surrender of bank-owned life insurance policies	4,141	0.13	—	—	—	—	—	—	—	—	4,141	0.13	—	—
Core earnings	$52,163	$1.65	$51,143	$1.58	$39,368	$1.19	$82,270	$2.48	$59,367	$1.77	$103,306	$3.22	$134,777	$3.97

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Core Earnings, excluding PPP - Customers Bancorp											Six Months Ended June 30,
	Q2 2023		Q1 2023		Q4 2022		Q3 2022		Q2 2022		2023		2022
(Dollars in thousands, except per share data)	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share	USD	Per share
GAAP net income to common shareholders	$44,007	$1.39	$50,265	$1.55	$25,623	$0.77	$61,364	$1.85	$56,519	$1.68	$94,272	$2.95	$131,415	$3.87
Less: PPP net income (loss) (after tax)	(2,068)	(0.07)	9,606	0.30	(5,956)	(0.18)	5,846	0.18	13,066	0.39	7,538	0.24	37,779	1.11
Net income to common shareholders, excluding PPP	46,075	1.46	40,659	1.26	31,579	0.95	55,518	1.67	43,453	1.29	86,734	2.71	93,636	2.76
Reconciling items (after tax):
Severance expense	141	0.00	637	0.02	—	—	1,058	0.03	—	—	778	0.02	—	—
Impairments on fixed assets and leases	12	0.00	86	0.00	—	—	126	0.00	705	0.02	98	0.00	925	0.03
Loss on sale of consumer installment loans	—	—	—	—	—	—	18,221	0.55	—	—	—	—	—	—
Loss on sale of capital call lines of credit	3,914	0.12	—	—	—	—	—	—	—	—	3,914	0.12	—	—
(Gains) losses on investment securities	49	0.00	(49)	0.00	13,543	0.41	1,859	0.06	2,494	0.07	0	0.00	3,524	0.10
Derivative credit valuation adjustment	(101)	0.00	204	0.01	202	0.01	(358)	(0.01)	(351)	(0.01)	103	0.00	(1,087)	(0.03)
Tax on surrender of bank-owned life insurance policies	4,141	0.13	—	—	—	—	—	—	—	—	4,141	0.13	—	—
Core earnings, excluding PPP	$54,231	$1.72	$41,537	$1.28	$45,324	$1.37	$76,424	$2.30	$46,301	$1.38	$95,768	$2.99	$96,998	$2.86

Core Return on Average Assets - Customers Bancorp						Six Months Ended June 30,
(Dollars in thousands, except per share data)	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022	2023	2022
GAAP net income	$47,574	$53,721	$28,711	$63,912	$58,650	$101,295	$135,411
Reconciling items (after tax):
Severance expense	141	637	—	1,058	—	778	—
Impairments on fixed assets and leases	12	86	—	126	705	98	925
Loss on sale of consumer installment loans	—	—	—	18,221	—	—	—
Loss on sale of capital call lines of credit	3,914	—	—	—	—	3,914	—
(Gains) losses on investment securities	49	(49)	13,543	1,859	2,494	0	3,524
Derivative credit valuation adjustment	(101)	204	202	(358)	(351)	103	(1,087)
Tax on surrender of bank-owned life insurance policies	4,141	—	—	—	—	4,141	—
Core net income	$55,730	$54,599	$42,456	$84,818	$61,498	$110,329	$138,773

Average total assets	$21,654,735	$21,052,920	$20,717,362	$20,514,366	$20,056,020	$21,355,490	$19,595,236

Core return on average assets	1.03%	1.05%	0.81%	1.64%	1.23%	1.04%	1.43%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Core Return on Average Assets, excluding PPP - Customers Bancorp						Six Months Ended June 30,
(Dollars in thousands, except per share data)	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022	2023	2022
GAAP net income	$47,574	$53,721	$28,711	$63,912	$58,650	$101,295	$135,411
Less: PPP net income (loss) (after tax)	(2,068)	9,606	(5,956)	5,846	13,066	7,538	37,779
Net income, excluding PPP	49,642	44,115	34,667	58,066	45,584	93,757	97,632
Reconciling items (after tax):
Severance expense	141	637	—	1,058	—	778	—
Impairments on fixed assets and leases	12	86	—	126	705	98	925
Loss on sale of consumer installment loans	—	—	—	18,221	—	—	—
Loss on sale of capital call lines of credit	3,914	—	—	—	—	3,914	—
(Gains) losses on investment securities	49	(49)	13,543	1,859	2,494	0	3,524
Derivative credit valuation adjustment	(101)	204	202	(358)	(351)	103	(1,087)
Tax on surrender of bank-owned life insurance policies	4,141	—	—	—	—	4,141	—
Core net income, excluding PPP	$57,798	$44,993	$48,412	$78,972	$48,432	$102,791	$100,994

Average total assets	$21,654,735	$21,052,920	$20,717,362	$20,514,366	$20,056,020	$21,355,490	$19,595,236

Core return on average assets, excluding PPP	1.07%	0.87%	0.93%	1.53%	0.97%	0.97%	1.04%

Adjusted Net Income and Adjusted ROAA - Pre-Tax Pre-Provision - Customers Bancorp						Six Months Ended June 30,
(Dollars in thousands, except per share data)	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022	2023	2022
GAAP net income	$47,574	$53,721	$28,711	$63,912	$58,650	$101,295	$135,411
Reconciling items:
Income tax expense	20,768	14,563	7,136	17,899	18,896	35,331	38,228
Provision (benefit) for credit losses	23,629	19,603	28,216	(7,994)	23,847	43,232	39,844
Provision (benefit) for credit losses on unfunded commitments	(304)	280	153	254	608	(24)	499
Severance expense	182	809	—	1,363	—	991	—
Impairments on fixed assets and leases	15	109	—	162	914	124	1,200
Loss on sale of consumer installment loans	—	—	—	23,465	—	—	—
Loss on sale of capital call lines of credit	5,037	—	—	—	—	5,037	—
(Gains) losses on investment securities	62	(62)	16,909	2,394	3,232	0	4,571
Derivative credit valuation adjustment	(130)	259	252	(461)	(455)	129	(1,412)
Adjusted net income - pre-tax pre-provision	$96,833	$89,282	$81,377	$100,994	$105,692	$186,115	$218,341

Average total assets	$21,654,735	$21,052,920	$20,717,362	$20,514,366	$20,056,020	$21,355,490	$19,595,236

Adjusted ROAA - pre-tax pre-provision	1.79%	1.72%	1.56%	1.95%	2.11%	1.76%	2.25%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Adjusted Net Income and Adjusted ROAA - Pre-Tax Pre-Provision, excluding PPP - Customers Bancorp						Six Months Ended June 30,
(Dollars in thousands, except per share data)	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022	2023	2022
GAAP net income	$47,574	$53,721	$28,711	$63,912	$58,650	$101,295	$135,411
Less: PPP net income (loss) (after tax)	(2,068)	9,606	(5,956)	5,846	13,066	7,538	37,779
Net income, excluding PPP	49,642	44,115	34,667	58,066	45,584	93,757	97,632
Reconciling items:
Income tax expense	20,768	14,563	7,136	17,899	18,896	35,331	38,228
Provision (benefit) for credit losses	23,629	19,603	28,216	(7,994)	23,847	43,232	39,844
Provision (benefit) for credit losses on unfunded commitments	(304)	280	153	254	608	(24)	499
Severance expense	182	809	—	1,363	—	991	—
Impairments on fixed assets and leases	15	109	—	162	914	124	1,200
Loss on sale of consumer installment loans	—	—	—	23,465	—	—	—
Loss on sale of capital call lines of credit	5,037	—	—	—	—	5,037	—
(Gains) losses on investment securities	62	(62)	16,909	2,394	3,232	0	4,571
Derivative credit valuation adjustment	(130)	259	252	(461)	(455)	129	(1,412)
Adjusted net income - pre-tax pre-provision, excluding PPP	$98,901	$79,676	$87,333	$95,148	$92,626	$178,577	$180,562

Average total assets	$21,654,735	$21,052,920	$20,717,362	$20,514,366	$20,056,020	$21,355,490	$19,595,236

Adjusted ROAA - pre-tax pre-provision, excluding PPP	1.83%	1.53%	1.67%	1.84%	1.85%	1.69%	1.86%

Core Return on Average Common Equity - Customers Bancorp						Six Months Ended June 30,
(Dollars in thousands, except per share data)	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022	2023	2022
GAAP net income to common shareholders	$44,007	$50,265	$25,623	$61,364	$56,519	$94,272	$131,415
Reconciling items (after tax):
Severance expense	141	637	—	1,058	—	778	—
Impairments on fixed assets and leases	12	86	—	126	705	98	925
Loss on sale of consumer installment loans	—	—	—	18,221	—	—	—
Loss on sale of capital call lines of credit	3,914	—	—	—	—	3,914	—
(Gains) losses on investment securities	49	(49)	13,543	1,859	2,494	0	3,524
Derivative credit valuation adjustment	(101)	204	202	(358)	(351)	103	(1,087)
Tax on surrender of bank-owned life insurance policies	4,141	—	—	—	—	4,141	—
Core earnings	$52,163	$51,143	$39,368	$82,270	$59,367	$103,306	$134,777

Average total common shareholders' equity	$1,335,408	$1,273,780	$1,263,190	$1,259,711	$1,244,819	$1,304,764	$1,248,400

Core return on average common equity	15.67%	16.28%	12.36%	25.91%	19.13%	15.97%	21.77%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Adjusted ROCE - Pre-Tax Pre-Provision - Customers Bancorp						Six Months Ended June 30,
(Dollars in thousands, except per share data)	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022	2023	2022
GAAP net income to common shareholders	$44,007	$50,265	$25,623	$61,364	$56,519	$94,272	$131,415
Reconciling items:
Income tax expense	20,768	14,563	7,136	17,899	18,896	35,331	38,228
Provision (benefit) for credit losses	23,629	19,603	28,216	(7,994)	23,847	43,232	39,844
Provision (benefit) for credit losses on unfunded commitments	(304)	280	153	254	608	(24)	499
Severance expense	182	809	—	1,363	—	991	—
Impairments on fixed assets and leases	15	109	—	162	914	124	1,200
Loss on sale of consumer installment loans	—	—	—	23,465	—	—	—
Loss on sale of capital call lines of credit	5,037	—	—	—	—	5,037	—
(Gains) losses on investment securities	62	(62)	16,909	2,394	3,232	0	4,571
Derivative credit valuation adjustment	(130)	259	252	(461)	(455)	129	(1,412)
Pre-tax pre-provision adjusted net income available to common shareholders	$93,266	$85,826	$78,289	$98,446	$103,561	$179,092	$214,345

Average total common shareholders' equity	$1,335,408	$1,273,780	$1,263,190	$1,259,711	$1,244,819	$1,304,764	$1,248,400

Adjusted ROCE - pre-tax pre-provision	28.01%	27.33%	24.59%	31.01%	33.37%	27.68%	34.62%

Net Interest Margin, Tax Equivalent, excluding PPP - Customers Bancorp						Six Months Ended June 30,
(Dollars in thousands, except per share data)	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022	2023	2022
GAAP net interest income	$165,271	$149,899	$135,137	$159,032	$164,852	$315,170	$329,551
PPP net interest (income) expense	765	(14,106)	2,791	(9,632)	(18,946)	(13,341)	(53,561)
Tax-equivalent adjustment	390	375	342	334	270	765	509
Net interest income, tax equivalent, excluding PPP	$166,426	$136,168	$138,270	$149,734	$146,176	$302,594	$276,499

GAAP average total interest earning assets	$21,073,680	$20,514,677	$20,211,028	$20,021,455	$19,525,936	$20,795,724	$19,051,757
Average PPP loans	(207,127)	(889,235)	(1,065,919)	(1,349,403)	(1,863,429)	(546,297)	(2,250,224)
Adjusted average total interest earning assets, excluding PPP	$20,866,553	$19,625,442	$19,145,109	$18,672,052	$17,662,507	$20,249,427	$16,801,533

Net interest margin, tax equivalent, excluding PPP	3.20%	2.80%	2.87%	3.18%	3.32%	3.01%	3.32%

Loan Yield, excluding PPP						Six Months Ended June 30,
(Dollars in thousands except per share data)	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022	2023	2022
Interest income on loans and leases	$252,894	$255,913	$218,740	$200,457	$168,941	$508,807	$326,116

PPP interest income	(1,633)	(23,551)	(7,249)	(14,666)	(20,572)	(25,184)	(57,466)
Interest income on core loans (Loans and leases, excluding PPP)	$251,261	$232,362	$211,491	$185,791	$148,369	$483,623	$268,650

Average total loans and leases	$14,842,432	$15,477,973	$15,388,003	$15,653,983	$14,918,498	$15,158,447	$14,291,229
Average PPP loans	(207,127)	(889,235)	(1,065,919)	(1,349,403)	(1,863,429)	(546,297)	(2,250,224)
Adjusted average total loans and leases	$14,635,305	$14,588,738	$14,322,084	$14,304,580	$13,055,069	$14,612,150	$12,041,005

Loan yield, excluding PPP	6.89%	6.46%	5.86%	5.15%	4.56%	6.67%	4.50%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Core Efficiency Ratio - Customers Bancorp						Six Months Ended June 30,
(Dollars in thousands, except per share data)	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022	2023	2022
GAAP net interest income	$165,271	$149,899	$135,137	$159,032	$164,852	$315,170	$329,551

GAAP non-interest income	$15,997	$18,121	$7,345	$(9,017)	$12,746	$34,118	$33,944
Loss on sale of consumer installment loans	—	—	—	23,465	—	—	—
Loss on sale of capital call lines of credit	5,037	—	—	—	—	5,037	—
(Gains) losses on investment securities	62	(62)	16,909	2,394	3,232	—	4,571
Derivative credit valuation adjustment	(130)	259	252	(461)	(455)	129	(1,412)
Core non-interest income	20,966	18,318	24,506	16,381	15,523	39,284	37,103
Core revenue	$186,237	$168,217	$159,643	$175,413	$180,375	$354,454	$366,654

GAAP non-interest expense	$89,297	$80,133	$78,419	$76,198	$76,205	$169,430	$150,012
Severance expense	(182)	(809)	—	(1,363)	—	(991)	—
Impairments on fixed assets and leases	(15)	(109)	—	(162)	(914)	(124)	(1,200)
Core non-interest expense	$89,100	$79,215	$78,419	$74,673	$75,291	$168,315	$148,812

Core efficiency ratio (1)	47.84%	47.09%	49.12%	42.57%	41.74%	47.49%	40.59%

(1) Core efficiency ratio calculated as core non-interest expense divided by core revenue.

Tangible Common Equity to Tangible Assets - Customers Bancorp

(Dollars in thousands, except per share data)	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
GAAP total shareholders' equity	$1,456,652	$1,421,020	$1,402,961	$1,386,931	$1,353,390
Reconciling items:
Preferred stock	(137,794)	(137,794)	(137,794)	(137,794)	(137,794)
Goodwill and other intangibles	(3,629)	(3,629)	(3,629)	(3,629)	(3,629)
Tangible common equity	$1,315,229	$1,279,597	$1,261,538	$1,245,508	$1,211,967

GAAP total assets	$22,028,565	$21,751,614	$20,896,112	$20,367,621	$20,251,996
Reconciling items:
Goodwill and other intangibles	(3,629)	(3,629)	(3,629)	(3,629)	(3,629)
Tangible assets	$22,024,936	$21,747,985	$20,892,483	$20,363,992	$20,248,367

Tangible common equity to tangible assets	6.0%	5.9%	6.0%	6.1%	6.0%

Tangible Common Equity to Tangible Assets, excluding PPP - Customers Bancorp

(Dollars in thousands, except per share data)	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
GAAP total shareholders' equity	$1,456,652	$1,421,020	$1,402,961	$1,386,931	$1,353,390
Reconciling items:
Preferred stock	(137,794)	(137,794)	(137,794)	(137,794)	(137,794)
Goodwill and other intangibles	(3,629)	(3,629)	(3,629)	(3,629)	(3,629)
Tangible common equity	$1,315,229	$1,279,597	$1,261,538	$1,245,508	$1,211,967

GAAP total assets	$22,028,565	$21,751,614	$20,896,112	$20,367,621	$20,251,996
Loans receivable, PPP	(188,763)	(246,258)	(998,153)	(1,154,632)	(1,570,160)
Total assets, excluding PPP	$21,839,802	$21,505,356	$19,897,959	$19,212,989	$18,681,836
Reconciling items:
Goodwill and other intangibles	(3,629)	(3,629)	(3,629)	(3,629)	(3,629)
Tangible assets, excluding PPP	$21,836,173	$21,501,727	$19,894,330	$19,209,360	$18,678,207

Tangible common equity to tangible assets, excluding PPP	6.0%	6.0%	6.3%	6.5%	6.5%

CUSTOMERS BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP MEASURES - UNAUDITED (CONTINUED)

(Dollars in thousands, except per share data)

Tangible Book Value per Common Share - Customers Bancorp

(Dollars in thousands, except share and per share data)	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
GAAP total shareholders' equity	$1,456,652	$1,421,020	$1,402,961	$1,386,931	$1,353,390
Reconciling Items:
Preferred stock	(137,794)	(137,794)	(137,794)	(137,794)	(137,794)
Goodwill and other intangibles	(3,629)	(3,629)	(3,629)	(3,629)	(3,629)
Tangible common equity	$1,315,229	$1,279,597	$1,261,538	$1,245,508	$1,211,967

Common shares outstanding	31,282,318	31,239,750	32,373,697	32,475,502	32,449,486

Tangible book value per common share	$42.04	$40.96	$38.97	$38.35	$37.35

Core Loans (Total Loans and Leases, excluding PPP)

(Dollars in thousands, except per share data)	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
Total loans and leases	$13,910,907	$15,063,034	$15,794,671	$15,336,688	$15,664,353

Loans receivable, PPP	(188,763)	(246,258)	(998,153)	(1,154,632)	(1,570,160)
Core Loans (Total loans and leases, excluding PPP)	$13,722,144	$14,816,776	$14,796,518	$14,182,056	$14,094,193

Core Loans Held for Investment (Total Loans and Leases Held for Investment, excluding PPP)

(Dollars in thousands, except per share data)	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
Total loans and leases, held for investment	$13,832,799	$14,638,977	$15,466,359	$15,331,464	$15,657,758

Loans receivable, PPP	(188,763)	(246,258)	(998,153)	(1,154,632)	(1,570,160)
Core Loans Held for Investment (Total loans and leases held for investment, excluding PPP)	$13,644,036	$14,392,719	$14,468,206	$14,176,832	$14,087,598

Total Assets, excluding PPP

(Dollars in thousands, except per share data)	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
Total assets	$22,028,565	$21,751,614	$20,896,112	$20,367,621	$20,251,996

Loans receivable, PPP	(188,763)	(246,258)	(998,153)	(1,154,632)	(1,570,160)
Total assets, excluding PPP	$21,839,802	$21,505,356	$19,897,959	$19,212,989	$18,681,836

Coverage of credit loss reserves for loans and leases held for investment, excluding PPP

(Dollars in thousands, except per share data)	Q2 2023	Q1 2023	Q4 2022	Q3 2022	Q2 2022
Loans and leases receivable	$12,826,531	$13,391,610	$14,143,047	$13,762,374	$13,783,155

Loans receivable, PPP	(188,763)	(246,258)	(998,153)	(1,154,632)	(1,570,160)
Loans and leases held for investment, excluding PPP	$12,637,768	$13,145,352	$13,144,894	$12,607,742	$12,212,995

Allowance for credit losses on loans and leases	$139,656	$130,281	$130,924	$130,197	$156,530

Coverage of credit loss reserves for loans and leases held for investment, excluding PPP	1.11%	0.99%	1.00%	1.03%	1.28%